                       SECURITIES AND EXCHANGE COMMISSION,
                             WASHINGTON, D.C. 20549

                                 _______________

                                   SCHEDULE TO
                                 (RULE 14d-100)

  TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13 (e) (1) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                       (Amendment No.__________________)*

                               SILVER DINER, INC.
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                       (Name of Subject Company (Issuer))

                                     ISSUER
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(Names of Filing Persons (Identifying Status as Offeror, Issuer or Other Person)


                   COMMON STOCK, $ .00074 PAR VALUE PER SHARE
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                         (Title of Class of Securities)

                                    827655101
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                      (CUSIP Number of Class of Securities)

                    Robert T. Giaimo, Chief Executive Officer
  Silver Diner, Inc., 11806 Rockville Pike, Rockville, MD 20852 (301) 770-0333
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                 (Name, Address, and Telephone Numbers of Person
   Authorized to Receive Notices and Communications on Behalf of the Person(s)
                                Filing Statement)

                            CALCULATION OF FILING FEE
--------------------------------------------------------------------- ----------
                 Transaction                                Amount of Filing Fee
                  Valuation*
--------------------------------------------------------------------- ----------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:___________________   Filing Party:_____________________

Form or Registration No.:_________________   Date Filed:_______________________

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         Check the appropriate boxes below to designate any transactions to which the statement relates:

         [_] third-party tender offer subject to Rule 14d-1.

         [_] issuer tender offer subject to Rule 13e-4

         [_] going-private transaction subject to Rule 13e-3.

         [_] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

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PRELIMINARY COMMUNICATIONS
--------------------------

         The preliminary communications are incorporated herein by reference to the section entitled "Special Factors -- Effects of the Reverse Stock Split -- Post Reverse Stock Split Liquidity" of the Proxy Statement filed with the Securities and Exchange Commission on May 10, 2002, under cover of Schedule 14A.